OFFER TO LEASE

Dated this 7th day of March, 2007.

329 March Road
(the "Building")

TO: Sanrock Holdings Inc.
(Landlord)

WE, KOAN-IT Corp.
(Tenant)

hereby offer to lease from the Landlord, through Colliers Macaulay Nicolls (Ontario) Inc., ("Agent") and upon the following terms and conditions, approximately (AREA A) 3750 square feet of Rentable Area on the ground floor and (AREA B) approximately 400 square feet on the second floor (hereafter referred to as the "Leased Premises") in the Building located at 329 March Road being on the first and second floor.

The area of the Leased Premises is shown outlined in on the plan attached hereto as Schedule "A".

1. **Term**

   The Term of the lease shall be Five (5) years and Nil (0) months commencing on the 1st day of May, 2007 (the "Commencement Date") and ending on the 30th day of April, 2012, (the "Termination Date") subject to the terms of the Landlord's standard form of lease subject to reasonable non financial changes as requested by the Tenant or the Tenant's solicitor

2. **Basic Rent**

   Based on the Leased Premises containing approximately 3750 square feet in area A and 400 square feet in Area B of Rentable Area, the Tenant shall pay to the Landlord the following minimum rent (the "Basic Rent") payable in advance on the day of each and every month during the Term in accordance with the following schedule:

   AREA (A)

   Years 1 to 5 $14.50 net per square foot per annum

AREA (B)

Years 1 to 5 $8.00 net per square foot per annum

3. **Additional Rent**

The Tenant shall be responsible for paying its proportionate share of all real estate taxes and operating expenses, including but not limited to utilities, building insurance, common area maintenance, general repairs and maintenance, (excluding structural defects) and property management expenses, on a monthly basis, in advance on the day of each month in addition to the Basic Rent (the "Additional Rent").

Real estate taxes and operating expenses are estimated to be TEN DOLLARS AND NINETY CENTS ($10.90) per square foot per annum of Rentable Area for AREA (A) and NINE DOLLARS ($9.00) per square foot per annum for AREA (B) for the current calendar year.

The Tenant's proportionate share of the above-noted expenses shall be a fraction equal to the total Rentable Area of the Leased Premises divided by the total Rentable Area in the Building.

It is clearly understood by both parties that the above noted Additional Rent includes all expenses including Gas and Hydro charges but they do not include office cleaning. Office cleaning will be the responsibility of the Tenant. Cleaning of the common areas will be the responsibility of the Landlord and is included in the above noted Additional Rent.

4. **Measurement**

The Basic Rent and the Additional Rent shall be subject to adjustment based on the actual Rentable Area of the Leased Premises as determined from time to time by the Landlord's architect in accordance with BOMA standard. The Landlord's Architect's Certificate as to the Rentable Area of the Leased Premises measured as aforesaid shall be conclusive. Notwithstanding, the measurement of the 2nd floor space will be deemed to be 400 square feet and shall not be changed by the Architect's measurement.

5. **Lease**

The Lease shall be in the Landlord's standard form, incorporating the terms of this Offer (the "Lease"). The form of Lease shall be prepared by the Landlord and shall be delivered by the Landlord to the Tenant within (15) days after acceptance of this Offer. The Lease shall be executed and delivered by the Tenant to the Landlord within (15) days of receipt by the Tenant.

6. **Use**

The Leased Premises shall be used only for the purpose of general office purposes.

The Tenant acknowledges that the Agent has made no representations as to the physical or environmental condition of the site, or its suitability for the Tenant's intended use.

7. **Option to Renew**

Provided the Tenant is not in breach of the Lease, the Tenant shall have one (1) option to renew the Lease with respect to the Leased Premises and any additional space leased for additional terms of Five (5) years on the same terms and conditions, save only for the Basic Rent and Additional Rent, any further option(s) to renew and the obligation to pay back the leasehold improvements installed by the landlord and paid back by the Tenant. The Basic Rent during the renewal period will be the fair market rent, all economic inducement factors considered for comparable premises in comparable buildings agreed between the parties, and failing such agreement, as determined by arbitration pursuant to the Arbitrations Act, Ontario. To exercise an Option to Renew, the Tenant shall give written notice to the Landlord no later than six (6) months prior to the date of expiry of the current Term.

8. **Assignment/Sublet**

The Tenant shall not assign this Offer to Lease or the Lease resulting herefrom or sublet or part with possession of all or part of the Leased Premises or mortgage or encumber the Lease without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed.

9. **No Representations**

There are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this agreement expressed or implied, collateral or otherwise, except as expressly set forth herein.

10. **Time of the Essence**

Time shall be of the essence of this agreement and the transactions contemplated herein, provided that the time for doing or completing any matter herein may be amended by an agreement in writing signed by both parties.

11. **Definitions**

Words defined in the Lease and used herein shall have the same meaning ascribed to them by the Lease.

12. **Time for Acceptance**

This Offer shall be irrevocable and open for acceptance until ~~1:00~~ p.m on the 13th day of March, 2007, after which time, if not accepted, this Offer shall be null and void and the Deposit shall be returned in full.

Acceptance of this Offer may be communicated by facsimile transmission of an accepted Offer or by delivery of such facsimile without limiting other methods of communicating acceptance available to the parties.

13. **Enurement**

This Offer and the agreement resulting herefrom shall enure to and be binding upon the parties hereto there, and their respective successors and assigns.

14. **Waiver to Agent**

The parties to this agreement acknowledge that the Agent has recommended that they obtain advice from their legal Counsel prior to signing this document. The parties further acknowledge that the information provided by the Agent is not legal, accounting, environmental or tax advice, and the parties are cautioned not to rely on any such information without seeking specific legal, accounting, environmental or tax advice with respect to their unique circumstances.

15. **Merger**

All terms of this Offer shall survive the completion of this transaction and shall not merge. In the event of any conflict between the terms of this Offer and the terms of the Lease, the terms of this Offer shall prevail.

16. **Option to Terminate**

The Landlord agrees to provide the Tenant with the option to terminate the agreement effective on or after the 30th month of the term by providing six (6) months prior written notice. Should the Tenant exercise its option to terminate, the Tenant agrees to pay the Landlord the unamortized sum of the leasehold improvements plus leasing commissions paid to Colliers International as amortized on a straight line basis. The leasehold improvements shall be deemed to have a value of no more than $39,000 at the

commencement of the term and the total amount of the commission paid to Colliers at the beginning of the term is $15,000. For greater certainty the unamortized amount of the leasehold improvements and leasing commissions should the tenant terminate on the 30th month shall be $27,000 ($39,000 (leasehold Imp) + $15,000 (Leasing Com) = $54,000 / 60 months X 30 months = $27,000.00 (total unamortized amount to be paid back). Any repayment of the unamortized amounts shall be paid three (3) months before the effective date of termination. An amortization schedule is included on schedule "B" indicating the total repayable per month beginning in the 30th months and ending on the 60th month.

17. **Landlord's Work**

The Landlord agrees to undertake the following work:

- Construct 4 offices at the southern end of the premises. All offices shall have office grade doors, office grade hardware and side lights. Size and design of offices to be mutually agreed upon between Landlord and Tenant.
- All Heating Ventilation and Air Conditioning adjustments needed to be made to accommodate the new layout
- Balancing of the HVAC System
- Landlord to provide two electrical outlets per new office as well as telephone and data jacks.
- Paint all the premises in choice of Tenant's colours (1 main colour and 3 accent wall colours will be used)
- Clean Premises, steam clean carpets
- Re lamp premises with energy efficient lighting and upgrade to provide standard office lighting throughout.
- Move lights where necessary to accommodate new layout
- Ensure that washrooms are clean and in good working condition and painted in the choice of Tenant colour.
- Add a sink in the kitchen on second floor and install a Tenant supplied dishwasher. Ensure that the location can accommodate a fridge and microwave.
- Clean/wax vinyl floor in kitchen

The above noted work will be done by the Landlord. The Tenant agrees to repay the Landlord for the cost of these improvements by adding $650.00 per month to the Rent and Additional Rent as per clauses 3 and 4.

18. **Signage**

The Tenant shall be permitted at its cost to install its corporate identification signage on the pylon sign and on the sign over the premises where Sumida sign currently exists.

19. **Landlord's Covanent**

The Landlord agrees not to rent any space adjacent to the Tenant's premises to any tenant who' s operation may damage the image of the Tenant or the development. The Landlord

will ensure that the shopping centre will be run and managed with the intention maintaining the appearance of a first class shopping and office complex.

21. **Broker Fees**

The Landlord agrees to pay a real estate brokerage fee payable to Colliers Macaulay Nicolls (Ontario) Inc. will be in the amount of $15,000 plus GST payable on June 1, 2007.

22. **Existing Furniture**

All of the existing furniture in the leased premises shall become the property of the Tenant as at the commencement date and may change, adjust or sell as it sees fit.

Dated at OTTAWA this 13th day of MARCH, 2007.

Witness

per:

Date

Title: PRESIDENT & CEO MAR 13/07

ACCEPTANCE

We hereby agree that the above correctly sets forth the terms of our agreement and undertake to carry out the provisions thereof.

Dated at Ottawa this 13 day of March, 2007.

Witness

per:

Date

title:

Seal

Schedule A


GROUND FLOOR FURNITURE PLAN
SECOND FLOOR FURNITURE PLAN
Area A
Area B
DESIGN GROUP
A1

Schedule "B"
Termination Costs at end of each month

Value of Leaseholds in Month 1	39,000.00
Value of Leasing Commssion	15,000.00
Total to be amortized	**54,000.00**

Month	Beginning Balance	Amount Amortized	Ending Balance
1	54,000.00	900.00	53,100.00
2	53,100.00	900.00	52,200.00
3	52,200.00	900.00	51,300.00
4	51,300.00	900.00	50,400.00
5	50,400.00	900.00	49,500.00
6	49,500.00	900.00	48,600.00
7	48,600.00	900.00	47,700.00
8	47,700.00	900.00	46,800.00
9	46,800.00	900.00	45,900.00
10	45,900.00	900.00	45,000.00
11	45,000.00	900.00	44,100.00
12	44,100.00	900.00	43,200.00
13	43,200.00	900.00	42,300.00
14	42,300.00	900.00	41,400.00
15	41,400.00	900.00	40,500.00
16	40,500.00	900.00	39,600.00
17	39,600.00	900.00	38,700.00
18	38,700.00	900.00	37,800.00
19	37,800.00	900.00	36,900.00
20	36,900.00	900.00	36,000.00
21	36,000.00	900.00	35,100.00
22	35,100.00	900.00	34,200.00
23	34,200.00	900.00	33,300.00
24	33,300.00	900.00	32,400.00
25	32,400.00	900.00	31,500.00
26	31,500.00	900.00	30,600.00
27	30,600.00	900.00	29,700.00
28	29,700.00	900.00	28,800.00
29	28,800.00	900.00	27,900.00
30	27,900.00	900.00	27,000.00
31	27,000.00	900.00	26,100.00
32	26,100.00	900.00	25,200.00
33	25,200.00	900.00	24,300.00
34	24,300.00	900.00	23,400.00
35	23,400.00	900.00	22,500.00
36	22,500.00	900.00	21,600.00
37	21,600.00	900.00	20,700.00
38	20,700.00	900.00	19,800.00
39	19,800.00	900.00	18,900.00
40	18,900.00	900.00	18,000.00
41	18,000.00	900.00	17,100.00
42	17,100.00	900.00	16,200.00
43	16,200.00	900.00	15,300.00

44	15,300.00	900.00	14,400.00
45	14,400.00	900.00	13,500.00
46	13,500.00	900.00	12,600.00
47	12,600.00	900.00	11,700.00
48	11,700.00	900.00	10,800.00
49	10,800.00	900.00	9,900.00
50	9,900.00	900.00	9,000.00
51	9,000.00	900.00	8,100.00
52	8,100.00	900.00	7,200.00
53	7,200.00	900.00	6,300.00
54	6,300.00	900.00	5,400.00
55	5,400.00	900.00	4,500.00
56	4,500.00	900.00	3,600.00
57	3,600.00	900.00	2,700.00
58	2,700.00	900.00	1,800.00
59	1,800.00	900.00	900.00
60	900.00	900.00	-